Exhibit 10.32

GLOBALOPTIONS, INC.

EMPLOYMENT AND NONCOMPETITION AGREEMENT

This Employment Agreement (the “Agreement”), made this 24th day of January, 2002 is entered into by and between GlobalOptions, Inc., a Delaware corporation, with its principal place of business at 1625 L Street, N.W., Washington, D.C. 20036 (the “Company”), and Thomas Ondeck (the “Employee”).

The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1 . Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof and ending upon January 31st, 2007, unless otherwise terminated pursuant to the terms hereof. The term shall automatically extend for an additional one year period on the first day of the final year of the term, or any extension thereof, as the case may be, on the same terms and conditions as set forth herein, unless either the Company or the Employee gives written notice to the other within 60 days before the first day of the final year that the term shall not automatically be extended; provided, however, that the Company and Employee may amend this Employment Agreement during such 60 day period to provide for such additional or modified terms and conditions as they shall mutually agree in writing.

2. Capacity. The Employee shall serve as President of the Company. The Employee shall be based at the Company’s office in the Washington, D.C. metropolitan area or at such other area as the Company shall reasonably deem necessary. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board of Directors shall from time to time reasonably assign to him. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3. Compensation and Benefits.

3.1 Effective on the date of employment, the Company shall pay the Employee, a base salary of $250,000, per annum (“Base Salary”). The Employee shall be eligible for a bonus based upon mutually agreed to goals, established by the Compensation Committee formed by the Board of Directors. All bonuses are pro-rated from the date of employment to December 31. All bonuses set out in this Section shall be payable in accordance with Company policy, which is based upon annual review, unless mutually agreed to by the Employee and Company. Increase in the Base Salary will be based on the Company’s performance as well as Employee’s contribution to that performance, and shall be determined the Compensation Committee.

3.2 In addition to the bonus set forth in Section 3.1, above, the Employee shall be entitled to participate in all bonus programs that the Company may establish for executives, and other benefit programs that the Company establishes Employee shall be entitled to four weeks of annual paid vacation and two weeks of annual sick leave. If vacation or sick leave is not used in any given year, it shall not carryover to the next year, and Employee shall receive no compensation therefor. The Company shall provide a Disability Plan, travel accident insurance, and shall procure and pay premiums on a Key Man Insurance policy on the life of the Employee in the face amount of at least $500,000 having the Employee or the Employee’s designee as beneficiary. The Employee will be eligible to participate in the Company’s Incentive Stock Option Plan. The employee shall be provided medical and dental insurance, and be reimbursed for an annual physical, by a physician of his choice.

3.3 The Company shall reimburse Employee for all reasonable business and professional expenses incurred by the Employee in connection with his employment within thirty (30) days of the Company’s receipt of appropriate documentation that conforms to the requirements of the Company’s expense reimbursement procedures.

4. Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1 At the election of the Company, for cause, immediately upon written notice by the Company to the Employee. For the purposes of this Section 4.1, “cause” for termination shall be deemed to exist upon: (a) failure to cure a material breach by the Employee of the terms of this Agreement within thirty (30) days of receipt of written notice of such breach from the Company; (b) illegal use of possession by Employee of drugs or controlled substances; (c) malfeasance, reckless conduct, gross negligence or willful misconduct relating to the Employee’s duties; or (d) the commission by the Employee of, any crime involving moral turpitude, any felony, or any act of dishonesty or fraud against the Company;

4.2 Upon the death or thirty (30) days after the disability of the Employee. As used in this Agreement, the term “disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of one hundred and eighty (180) days, regardless of whether consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

4.3 At the election of the Employee, upon not less than thirty (30) days prior written notice of termination; or

4.4 At the election of the Company, otherwise than (i) for cause, or (ii) pursuant to delivery by the Company of a notice not to renew this Agreement for any additional term pursuant to Section 1, upon not less than thirty (30) days prior written notice.

5. Effect of Termination.

5.1 Termination for Cause or at Election of Employee. In the event the Employee’s employment is terminated for cause pursuant to Section 4.1, or at the election of the Employee pursuant to Section 4.3, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

5.2Termination for Death. If the Employee’s employment is terminated by death pursuant to Section 4.2, the Company shall pay to the estate of the Employee the compensation, benefits and expense reimbursements that would otherwise be payable to the Employee up to and including the date of the Employee’s death . The Key Man Policy proceeds shall be payable as the Employee instructed pursuant to such policy.

5.3Termination for Disability. If the Employee’s employment is terminated pursuant to Section 4.2, the Company shall pay to the Employee, in accordance with the Company’s payroll practices the compensation, benefits and expenses reimbursements that would otherwise be payable to the Employee up to and includint the date of such termination. Any Disability Insurance shall be payable as the Employee instructed pursuant to such policy.

5.4 Termination by the Company without Cause. If the Employee’s Employment is terminated at the election of the Company pursuant to Section 4.4, the Company shall pay to the Employee as severance pay, in accordance with the Company’s payroll practices, his then current Base Salary and medical and dental medical insurance, long term disability and Key Man Policy at the Company’s expense for a period equal to the shorter of (i) eighteen (18) months, or (ii) the remainder of the employment term under this Agreement. . Employee will not be required to mitigate the amount of any payment provided in this Section 5.4 by seeking other employment or otherwise. If the Employee is subsequently employed by another employer, the Employee shall continue to be entitled to the Base Salary payable to Employee pursuant to this Section 5.4 but shall no longer be entitled to receive from the Company any other benefits provided for pursuant to this Section 5.4.

5.5 Survival. The provisions of Sections 6 and 7 shall survive the termination of this Agreement, provided the Company is not in breach of this agreement.

6. Non-Compete.

6.1 So long as the Company is not in material breach of this Agreement, during the Employment Period and the twelve (12) month period beginning on the day of termination, the Employee will not directly or indirectly, privately or as an employee, individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company):

(a) recruit, hire, solicit or induce, or attempt to induce, or assist others in hiring, soliciting or inducing, any employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates;

(b)solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or its affiliates which were contacted, solicited or served by the Employee while employed by the Company. The terms “client” and “customer” as used herein shall mean such firms or agencies to which the Company or any affiliate of the Company has provided services or sold products within twelve (12) months prior to the date of termination of the Employee’s employment; or

(c) engage in the rendering of any of the services that are provided by the Company as of the time of the Employee’s termination or that are contemplated by any business plan approved by the Board of Directors at the time of the Employee’s termination

6.2 The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon the Employee to those that are reasonable and necessary to protect the Company’s legitimate interests.

6.3 If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable; provided, however, that if the period of time over which the restrictions set forth in this Section 6 apply is reduced, the period of time for which the Company is required to make severance payments pursuant to Section 5.4 shall be similarly reduced.

6.4 The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and/or its affiliates and are considered by the Employee to be reasonable for such purposes. The Employee agrees that any breach of this Section 6 will cause the Company and/or its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7. Proprietary Information and Developments.

7.1 Proprietary Information.

(a) Employee agrees never to reveal the business methods or business secrets (all inclusive) of the Company, its affiliates, or of its customers to anyone other than the Company and authorized customer personnel. Such business methods and secrets shall include but are not limited to, computer programs, data systems, trade secrets, inventions, products, processes, methods, techniques, formulas, compositions, compounds, discoveries, projects, developments, plans, research data, clinical data, financial data, pricing policies, personnel data, customer and supplier lists and all other Company, affiliate or customer business and technological information. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b) Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

(c) Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of affiliates of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

(d) Employee has read, understood and agreed to the Intellectual Property Agreement attached hereto as Exhibit B relating the Company’s ownership of Intellectual Property and proprietary information and the non-disclosure obligations of Employee.

7.2 Other Agreements. The Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company. The

Company and the Employee acknowledge that this Agreement shall replace the previous employment agreement entered into by GlobalOptions, LLC and the Employee, and all terms and conditions of that agreement are null and void.

8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon delivery personally, by facsimile or by overnight mail, or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter pronouns, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

12. Governing Law. This Agreement shall be governed and construed by the laws of the District of Columbia. No claims may be brought concerning the validity or interpretation of this Agreement other than in the courts of the District of Columbia.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

14. Miscellaneous.

14.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

14.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

14.4 Employee understands and agrees that the business ethics of the Company and personal standards and ethics of its employees, must at all times be above reproach, and the Employee agrees to conduct himself in a manner to reflect credit upon the Company. Employee understands that employment with the Company is contingent upon satisfactory verification of all statements made by Employee in the employment application process and completion of a satisfactory background check. Employee understands that any illegal use or possession of drugs or controlled substances could result in immediate termination of the employment relationship. Employee further understands and agrees that he shall not, while employed by the Company, engage in any other employment or business venture without the written consent of the Company, except as provided in Section 2 of this Agreement. Employee agrees to inform and discuss with the Company any other employment or business venture that may constitute a conflict of interest with the Company.

15. This Agreement shall not be considered valid unless signed by the Employee and an official authorized by the Company to sign such Agreement.

/s/ Thomas Ondeck
Employee:	Date

/s/ Harvey W. Schiller
GlobalOptions, Inc.	Date